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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement of SEI Institutional Investments Trust on Form N-1A (File No. 33-58041) of our report dated July 16, 1998 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended May 31, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Counsel and Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 23, 1998